UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 25, 2008

Perot Systems Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14773	75-2230700
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 West Plano Parkway, Plano, Texas		75075
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	972-577-0000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Short-Term Incentive Program

On February 25, 2008, the Incentive Compensation Sub-Committee of our Human Resources and Compensation Committee established a new short-term incentive program for our named executive officers (other than our Chairman) with respect to 2008 performance. Consistent with past years, our Chairman does not participate in the program. Under the 2008 program, the Incentive Compensation Sub-Committee established a target cash bonus for each participating named executive. Each target bonus will be adjusted based on corporate financial performance measured against our corporate targets and further adjusted for the named executive’s individual performance, as rated by our Chief Executive Officer (other than with respect to the performance of the Chief Executive Officer). Finally, the Incentive Compensation Sub-Committee will apply its discretion to determine the actual amount, if any, of cash bonus that we pay to each participating named executive.

The Incentive Compensation Sub-Committee established a target bonus for each of the participating named executives during the first quarter of 2008 equal to a percentage of the named executive’s base salary. In determining the appropriate percentage for each named executive, the Incentive Compensation Sub-Committee considered relevant factors, including position level, scope of responsibility, the ability of such individual to drive our results, market practices (including benchmarking information), base salary, and relative total compensation levels. For 2008, individual target bonuses for participating named executives range from 100% (for our Chief Executive Officer) to 40% of base salary.

In 2008, the Incentive Compensation Sub-Committee will determine the corporate financial performance factor by comparing adjusted, diluted earnings per share to our earnings per share target to establish the initial corporate performance factor. The Incentive Compensation Sub-Committee will increase the initial corporate performance factor by five percentage points for each secondary factor that exceeded the range specified by the Incentive Compensation Sub-Committee and decrease the corporate performance factor by five percentage points for each secondary factor that was less than the range determined by the Incentive Compensation Sub-Committee. The Incentive Compensation Sub-Committee will make no adjustment for performance within the range for a secondary factor. The Incentive Compensation Sub-Committee will use revenue, free cash flow (which can be calculated by subtracting capital expenditures from operating cash flow), total contract value of new contracts signed during the year, and the contract value for the first 12 months of new contracts signed during the year as its secondary metrics. Under the 2008 program, the Incentive Compensation Sub-Committee has capped each named executive’s adjusted target bonus, after all adjustments related to corporate performance, to 300% of the executive’s target bonus.

The Incentive Compensation Sub-Committee will be provided with the results of our Chief Executive Officer’s annual individual performance review of each participating named executive (other than the Chief Executive Officer). During the first quarter of the year, the Chief Executive Officer and each participating named executive will establish, as applicable, financial, strategic, operational, and other performance goals relating to the executive’s role. The Chief Executive Officer’s evaluation of each participating named executive’s individual performance will be based on his performance with respect to these goals. The Chief Executive Officer will exercise significant discretion regarding the attainment of a participating named executive’s goals.

Our Chief Executive Officer’s performance will be judged on the Company’s overall performance against its corporate targets and his success in the continued development and execution of our business strategy, the quality of our services, the development of our workforce, succession planning, and his leadership in maintaining and promoting our business and culture. With respect to the performance rating of our Chief Executive Officer, our Chairman will solicit our directors’ views of our Chief Executive Officer’s performance, synthesize those views into a performance rating, and communicate the results to the Chairman of the Incentive Compensation Sub-Committee.
In our annual performance reviews, the possible performance ratings are as follows:
• Distinguished - The associate’s contribution toward meeting operational, financial, and other objectives was significantly above expectations.
• Exceptional - The associate's contribution toward meeting operational, financial, and other objectives exceeded expectations.
• Successful - The associate's contribution toward meeting operational, and financial objectives fully met expectations.
• Partially Successful - The associate's contribution toward meeting the team's operational, and financial objectives only partially met expectations.
• Unsuccessful - The associate’s contribution toward meeting operational, and financial objectives did not meet expectations.

Formula adjustments to our annual incentive bonuses related to individual performance ratings for the participating named executives, which are made after the adjustments for corporate performance, will be 80% of the amount calculated for payout for persons who have a successful rating, 100% of the calculated payout for persons who have an exceptional rating, and 120% of the payout for persons who achieve a distinguished rating. The formula adjustments provide for no bonus for any participating named executive receiving an unsuccessful or partially successful rating.

The Chief Executive Officer will also provide the Incentive Compensation Sub-Committee with any recommendation that he may have for discretionary adjustments with respect to the incentive compensation of any named executive. The Incentive Compensation Sub-Committee will then use its discretion to make a final determination of the amount of annual incentive compensation to be paid to our named executives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Perot Systems Corporation

February 29, 2008	By:	Rex C. Mills

Name: Rex C. Mills
Title: Assistant Secretary